FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 17, 2018	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2018 EARNINGS

WASHINGTON TOWNSHIP, NJ, APRIL 17, 2018 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2018.
Parke Bancorp reported net income available to common shareholders of $5.5 million, or $0.69 per common share and $0.58 per diluted common share, for the quarter ended March 31, 2018. This compares to net income of $3.2 million, or $0.42 per common share and $0.35 per diluted common share for the quarter ended March 31, 2017.
The following is a recap of the significant items that impacted the first quarter of 2018 compared to the same quarter last year: an increase of $2.4 million in interest income, primarily attributable to higher loan volumes and a higher yield on loans, partially offset by an increase of $643,000 in interest expense due to higher deposit volumes and rates; a $100,000 decrease in the provision for loan losses primarily due to improving credit quality; and a $474,000 increase in noninterest income attributable to a $178,000 gain on the sale of SBA loans and higher service charges on deposit accounts. Income tax expense decreased by $169,000 due to a lower tax rate of 24.2%, compared to 36.7% last year due to the Tax Cuts and Jobs Act passed in December of 2017.
At March 31, 2018, Parke Bancorp's total assets increased to $1.17 billion, from $1.14 billion at December 31, 2017, an increase of $29.5 million or 2.6%.
Parke Bancorp's total investment securities portfolio decreased to $37.0 million at March 31, 2018, from $40.3 million at December 31, 2017, a decrease of $3.3 million or 8.1%.
Parke Bancorp's net loans increased to $1.04 billion at March 31, 2018, from $1.01 billion at December 31, 2017, an increase of $30.2 million or 3.0%.
At March 31, 2018, Parke Bancorp had $4.2 million in nonperforming loans representing 0.4% of total loans, a decrease of $363,000, or 8.0%, from $4.5 million of nonperforming loans at December 31, 2017. Other Real Estate Owned ("OREO") at March 31, 2018 was $6.8 million, compared to $7.2 million at December 31, 2017, a decrease of 5.7%. Nonperforming assets (consisting of nonperforming loans and

OREO) represented 0.94% of total assets at March 31, 2018, as compared to 1.04% of total assets at December 31, 2017. Loans past due 30 to 89 days were $525,000 at March 31, 2018, an increase of $81,000 from the previous quarter end.
At March 31, 2018, Parke Bancorp's allowance for loan losses was $17.1 million, as compared to $16.5 million at December 31, 2017. The ratio of allowance for loan losses to total loans was 1.64% at March 31, 2018, and 1.63% at December 31, 2017. The ratio of allowance for loan losses to non-performing loans improved to 409.48% at March 31, 2018, compared to 364.64%, at December 31, 2017.
At March 31, 2018, Parke Bancorp's total deposits were $902.2 million, up from $866.4 million at December 31, 2017, an increase of $35.8 million or 4.1%.
Parke Bancorp's total borrowings were $118.1 million at March 31, 2018, a decrease of $10.0 million from December 31, 2017, or 7.8%.
Total shareholders' equity increased to $138.9 million at March 31, 2018, from $134.8 million at December 31, 2017, an increase of $4.1 million or 3.1% due to the accumulation of earnings.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"The first quarter of operating under the new Tax Cuts and Jobs Act is complete, and it looks pretty good. We had net income of $5.5 million and that is a 75% increase over our earnings from the 1st quarter of 2017. When you eliminate the additional income from the tax savings, we still had a 45% increase in net income from the first quarter of 2017. The strength of our profitability continues to be supported by the strong growth of our loan portfolio, combined with the tight controls we implement on our expenses. We are also proud of the improvement of our asset quality, with a decrease in our non-performing loans and a decrease in OREO exposure. Our company's nonperforming assets went below 1% of total assets at March 31, 2018, which was accomplished while preserving shareholder value. Parke Bank is well positioned to take advantage of future market opportunities to continue growing our Company and supporting our profitability."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit

Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Financial Condition Data (Unaudited)
	March 31, 2018	December 31, 2017	% Change
	(in thousands)
Total assets	$1,166,989	$1,137,452	2.6%
Cash and cash equivalents	46,705	42,113	10.9%
Investment securities	36,979	40,259	-8.1%
Loans, net of unearned income	1,041,940	1,011,717	3.0%
Deposits	902,204	866,383	4.1%
Borrowings	118,053	128,053	-7.8%
Total shareholders' equity	138,911	134,780	3.1%

Operating Ratios
	Three Months Ended March 31,
	2018	2017
Return on average assets	2.03%	1.41%
Return on average common equity	18.41%	11.73%
Interest rate spread	3.78%	3.80%
Net interest margin	4.03%	3.94%
Efficiency ratio	32.76%	38.22%

Asset Quality Data
	March 31,	December 31,
	2018	2017
	(in thousands)

Allowance for loan losses	$17,081	$16,533
Allowance for loan losses to total loans	1.64%	1.63%
Allowance for loan losses to non-accrual loans	409.48%	364.64%
Non-accrual loans	$4,171	$4,534
OREO	$6,838	$7,248

Statements of Income Data (Unaudited)
	Three Mnthds Ended
	March 31,
	(in thousands)

Interest and dividend income	$13,505	$11,097
Interest expense	2,484	1,841
Net interest income	11,021	9,256
Provision for loan losses	400	500
Net interest income after provision for loan losses	10,621	8,756
Non-interest income	869	395
Non-interest expense	3,895	3,689
Income before income taxes	7,595	5,462
Provision for income taxes	1,835	2,004
Net income attributable to Company and noncontrolling interests	5,760	3,458
Net income attributable to noncontrolling interests	-	1
Net income attributable to Company	5,760	3,459
Preferred stock dividend and discount	(239)	(299)
Net income available to common shareholders	5,521	3,160

Basic income per common share	0.69	0.42
Diluted income per common share	0.58	0.35

Weighted shares - basic	8,020,232	7,564,607
Weighted shares - diluted	9,916,498	9,901,919